Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.1

ADAMIS PHARMACEUTICALS CORPORATION

2017 BONUS PLAN

* Excludes those covered under the Field Sales Incentive Plans

1

Adamis Pharmaceuticals Corporation

2017 Bonus Plan

The Adamis Pharmaceuticals Corporation (“Adamis” or the “Company”) 2017 Bonus Plan (the “Plan”) is designed to offer employees a performance based plan that rewards the achievement of corporate goals, as well as individual goals that are consistent with the corporate goals.

Purpose of the Plan

The Plan is designed to:

•	Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value

•	Reward individuals for achievement of corporate and individual goals

•	Encourage teamwork among all disciplines within the Company

•	Offer an attractive bonus program to help attract and retain key employees

Plan Governance

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving the Plan and any proposed modifications to the Plan. The President and CEO of Adamis is responsible for administration of the Plan; provided that the Committee is responsible for reviewing and approving all compensation, including compensation under this Plan, for all officers, vice presidents, executive directors and any other employees with an annual base salary greater than or equal to $250,000.

Eligibility

All regular employees of the Company who are regularly scheduled to work at least 20 hours per week will be eligible to participate in the Plan, other than any employee eligible to participate in the Company’s Field Sales Incentive Plans. Temporary employees and part-time employees (who are regularly scheduled to work less than 20 hours per week) are not included in this Plan. In order to be eligible to receive any bonus award (or “Bonus”) under this Plan, a participant: (a) must have commenced their employment with the Company prior to October 1, 2017 and remained continuously employed through December 31, 2017 and until the time Bonuses are paid; and (b) must be an employee in good standing (e.g., not on a performance improvement plan as of December 31, 2017 or an Unacceptable performer as determined during the 2017 review cycle), as determined by the Committee or the President and CEO of Adamis, as applicable in their sole discretion. Employees joining during the bonus plan year will have their actual bonus amount prorated based on their actual time with the Company during the Plan year.

A participant whose employment terminates voluntarily prior to the payment of a Bonus award will not be eligible to receive a Bonus award. Continued employment is a condition of payout for the plan. If a participant’s employment is terminated involuntarily during the Plan year, or prior to payment of Bonus awards, it will be at the absolute discretion of the Company whether or not a Bonus award payment is made.

Corporate and Individual Performance

The President and CEO will present to the Committee a list of the overall corporate goals for the Plan year, which is subject to approval by both the Committee and (if different) the independent members of the Board of Directors. All participants in the Plan will then develop a list of key individual goals, which will be subject to approval by their manager and used for the basis of the performance review and individual performance rating.

Notwithstanding anything else in this Plan, including without limitation the weighting factors, target bonus percentages or goal multipliers described elsewhere in this Plan, the Committee or the President and/or CEO of the Company may, in their discretion, develop and specify different corporate goals, individual performance goals, weighting factors, target bonus percentages and/or goal multipliers that will apply to one or more officers or employees of the Company and that may differ from those developed and specified for other officers or employees, including officers or employees within similar Groups.

2

The total bonus pool for the Plan will be based on achievement of the 2017 corporate goals and, where applicable, the individual’s annual performance review rating.

Bonus Awards

The Bonus will be paid in cash and is based on achievement of the 2017 corporate goals and achievement of individual goals. The Bonus will be calculated by using the base salary as of December 31, 2017, weighting factor, target bonus percentage, and goal multipliers as identified below:

Weighting Factor

The relative weight between the corporate and individual Bonus components will vary based on levels within the organization. The weighting factors will be reviewed annually and adjusted, as necessary or appropriate. The weighting for 2017 will be as follows (subject to the authority of the Committee and the President or CEO to specify different relative weighting factors in individual cases):

Position	Corporate	Individual
President and CEO	100%
Group K (EVP Level Officer)	100%
Group J (SVP Officers)	100%
Group I (Non-Officer VPs)	80%	20%
Group H (Executive Directors)	80%	20%
Group G (Senior Directors)	80%	20%
Group F (Directors)	80%	20%
Group E (Senior Managers)	60%	40%
Group D (Managers)	60%	40%
Group C	40%	60%
Group A & B	20%	80%

Target Bonus Percentages

Bonus amounts will be determined by applying a “target bonus percentage” to the base salary of employees in the Plan. Following are the 2017 target bonus percentages (subject to the authority of the Committee and the President or CEO to specify different relative target bonus percentages in individual cases):

Position	Target Bonus Percentages
President and CEO	50%
Group K	45%
Group J	40%
Group I	30%
Group H	25%
Group G	20%
Group F	17%
Group E	15%
Group D	12%
Group C	10%
Group B	10%
Group A	10%

3

The base salary as of December 31, 2017 times the target bonus percentage will be used to establish the target Bonus amount for the 2017 year.

Goal Multipliers

Corporate Goal Multiplier: The following scale will be used by the Committee and (if applicable) the independent members of the Board of Directors to determine the “total corporate goal multiplier” based upon measurement of actual corporate performance versus the pre-established corporate goals. The Committee will evaluate each corporate goal as follows (subject to the authority of the Committee and the President or CEO to specify different goal multipliers in individual cases):

Performance Category	Goal Multiplier
1. Performance for the year significantly exceeded the goal or was excellent in view of prevailing conditions	100-150%
2. Performance fully met the year’s goal or is considered achieved in view of prevailing conditions	100%
3. Performance for the year met some aspects of the goal but not all or met most aspects in view of prevailing conditions	75-100%
4. Performance for the year was significantly less than the goal (i.e., below 75%)	0%

Each goal is evaluated separately, weighting applied and a total corporate goal multiplier is reached. A total corporate goal multiplier of at least 75% is required prior to any payout of Bonuses under the Plan (provided, however, that the Committee shall retain the discretion to determine otherwise and to approve payouts based on a multiplier of less than 75%), and the total corporate goal multiplier may not exceed 150%.

Individual Goal Multiplier: The “individual goal multiplier” will be determined by taking into account the performance rating (Outstanding, Exceeds, Meets, Fair, etc.) given to the individual through the 2017 review cycle as well as any other relevant criteria relating to the individual’s job performance during 2017.

Calculation of Bonus Amount

The example below shows a sample Bonus amount calculation under the Plan. First, a target Bonus amount is calculated for each Plan participant by multiplying the employee’s base salary by the target bonus percentage. This dollar figure is then divided between the corporate component and the individual component based on the weighting factor for that position. This calculation establishes specific dollar target Bonus amounts for the performance period for each of the corporate and individual components.

4

At the end of the performance period, corporate and individual goal multipliers will be established using the criteria described above. The corporate goal multiplier, which is based on overall corporate performance, is used to calculate the corporate component of the Bonus amount for all Plan participants. This is accomplished by multiplying the target corporate Bonus amount established for each individual by the total corporate goal multiplier. The individual goal multiplier, which is based on an individual’s performance rating, is used in the same way to calculate the actual individual component of the Bonus amount.

Example: Actual Bonus Amount Calculation
Group Level	B
Position	Executive Assistant
Base Salary as of December 31	$50,000
Target Bonus Percentage	10%
Performance Rating	Exceeds
Target Bonus Amount	$5,000

Target Bonus Components:
Target Bonus Amount based on corporate performance (20%)	$1,000
Target Bonus Amount based on individual performance (80%)	$4,000

Corporate Goal Multiplier	80%
Individual Goal Multiplier	105%

Actual Bonus Amount Calculation:
Corporate Bonus Amount	$800 ($1,000 x 80%)
Individual Bonus Amount	$4,200 ($4,000 x 105%)
Actual Cash Bonus Amount	$5,000

Payment of the Bonus Amounts

Annual performance reviews for Plan participants will be completed by January 31, 2018 or as soon thereafter as practicable. Payments of actual Bonus amounts will be made as soon as practical, but not later than March 15, 2018. Participants’ entitlement to Bonuses under this Plan does not occur until the Bonuses are actually paid. This plan is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

Company’s Absolute Right to Alter or Abolish the Plan

The Committee reserves the right in its absolute discretion to terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which a Bonus will be paid. In the event of the Plan’s termination prior to the payment of a Bonus, such Bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any right to receive any payment until actual delivery of such compensation. Notwithstanding the generality of the foregoing, at the Company’s discretion, and subject to compliance in all events with, and if and only if permitted by, applicable federal and state securities laws and the listing rules and requirements of any stock exchange or trading market on which the Company’s common stock is listed or traded, all or a portion of a Bonus payment may be made in vested shares of the Company’s common stock. No payment in stock or other equity under this Plan may be made if such issuance or payment would conflict with any such securities laws or listing rules or requirements.

The Committee, in its discretion, may also determine whether to increase the payout under the Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant such action.

Employment Duration/Employment Relationship

This Plan does not, and the Company’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by the Company or by the participant with or without cause.

5